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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



FORM 8-K



Pursuant to Section 13 or 15(d) of the Securities and Exchange
Act of 1934


Date of Report (Date of earliest event reported): March 10, 1997



Exact name of registrant as specified in its charter: T. ROWE
PRICE REALTY INCOME FUND I, A NO-LOAD LIMITED PARTNERSHIP


State or other Jurisdiction of Incorporation or Organization:
Maryland

I.R.S. Employer Identification No.:52-1363144

Commission File Number: 0-14308

Address of principal executive offices:  100 East Pratt Street,
Baltimore, Maryland  21202

Registrant's telephone number, including area code: 1-800-638-5660


Former name of former address, if changes since last report:
Not Applicable














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Item 2.  Acquisition or Disposition of Assets.

T. Rowe Price Realty Income Fund I, A No-Load Limited Partnership ("the Partnership") owns a 100% interest in the Royal Biltmore property, which consists of an office building in Phoenix, Arizona. On March 10, 1997 the Partnership reached agreement on the final price and terms for a sale of this property for a total sales price (before closing costs) of $6,515,000. The purchaser, Holualoa Arizona, Inc., is not an affiliate of the Partnership, its general partner, or its investment adviser. The transaction is expected to close prior to the end of April, 1997.

The Partnership acquired the property in January, 1988. Net book value at the date of sale is expected to be $4,970,000, which represents approximately 14% of the Partnership's net assets. After real estate brokerage commissions and closing costs, the net proceeds to the Partnership are expected to be approximately $6,287,000 in cash.



Item 7.  Financial Statements and Exhibits

     a. Financial Statements of Business Acquired: Not applicable.

     b.   Pro Forma Financial Information

Subsequent to the sale of Royal Biltmore, the Partnership will no longer include the results of operations for and the assets and liabilities of this property in its financial statements. For the Partnership's most recent fiscal year ended September 30, 1996, Royal Biltmore contributed $343,000 to the Partnership's net income including these amounts: rental income - $976,000, property operating expenses - $354,000, real estate taxes - $124,000, and depreciation and amortization - $155,000. For the Partnership's most recent fiscal quarter ended December 31, 1996, Royal Biltmore contributed $138,000 to the Fund's net income including these amounts: rental income - $247,000, property operating expenses - $88,000, real estate taxes - $13,000, and depreciation and amortization - $8,000.

At December 31, 1996, Royal Biltmore accounted for $5,009,000 of the Partnership's partners' capital including these balance sheet amounts: real estate property investments held for sale - $4,958,000, accounts receivable - $65,000, other assets - $134,000, security deposits and prepaid rents - $62,000, accrued real estate taxes - $54,000, and accounts payable and other accrued expenses - $32,000.

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has daily caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                         T. ROWE PRICE REALTY INCOME FUND I,
                       A NO-LOAD LIMITED PARTNERSHIP

                              By:  T. Rowe Price Realty Income
                                 Fund I Management, Inc., as
                                General Partner



                                   By:  /s/Lucy B. Robins
                                        Lucy B. Robins
                                        Vice President
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